PRESS RELEASE

For Immediate Release
Contact:
Alicia Freeman, Marketing Manager
Ohio Legacy Bank
alicia.freeman@ohiolegacybank.com
740-699-4607

OHIO LEGACY BANK ANNOUNCES NAME CHANGE

North Canton, Ohio – April 9, 2010 – Ohio Legacy Bank, a community bank with offices in Wooster, Canton and North Canton, Ohio is adopting a new name.  On Monday, April 12, the bank will open its doors as Premier Bank & Trust.

“We are excited about what’s happening at our bank,” stated Rick Hull, President/CEO.  “With our recent recapitalization and grant of trust power, we are primed for a fresh start and the adoption of our new name is representative of what we aspire to deliver to our clients, shareholders, communities we serve, and our employees.”

Hull further stated, “the interesting aspect about this name change is that it wasn’t due to a merger with another financial institution or an acquisition.  It is simply a name change to reflect who we want to be, and current Ohio Legacy Bank clients will not have to change any of their account information or worry about being able to access their funds.”

Denise Penz, Chief Operating Officer, said “Our clients will have peace of mind because even though the name on the door has changed, they can still expect the same great service from the same professionals they know and trust.”

The bank plans to rebrand with a new tagline but with the same client focus. “Although our name is changing, our focus on our clients and the community will remain strong”, Hull stated. “Our new tagline – Personal. Professional. Premier., says exactly what we want our clients to know about us when they walk into any of our banking offices.”

The bank also plans to enhance the services they offer to their clients. With expanded Business Banking and Mortgage services, as well as adding Trust, Wealth Management, and Private Banking, clients will be one step closer to achieving all of their financial needs.

In addition to expanding their services, the bank will launch a new look to their Website. At Premier Bank & Trust, clients will become familiar with the tagline – Personal. Professional. Premier.

About Premier Bank & Trust (formerly Ohio Legacy Bank)

Ohio Legacy Corp is a bank holding company headquartered in North Canton, Ohio. Its subsidiary, Premier Bank & Trust, N.A., provides financial services to small businesses and consumers through four full-service banking locations in Canton and Wooster, Ohio.